UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 2, 2003

NEW CENTURY FINANCIAL CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-22633	33-0683629
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18400 Von Karman Avenue, Suite 1000, Irvine, California	92612
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 440-7030

Former name or former address, if changed since last report: N/A

ITEM 5.	OTHER EVENTS

On December 2, 2003, NC Capital Corporation (“NCCC”), a wholly-owned subsidiary of NCMC (as defined below), entered into a $1.2 billion Master Repurchase Agreement with Bank of America, N.A. (“BofA”) which, by its terms, will expire upon the completion of an on-balance sheet securitization transaction by NC Residual II Corporation, a wholly-owned subsidiary of NCCC, in December 2003 (the “Interim Facility”). As a result of the Interim Facility, the total credit available from BofA to New Century Financial Corporation (the “Company”), through its subsidiaries, increased from $750 million, the maximum credit available under the existing facility with BofA (the “Existing Facility”), to $1.65 billion. Upon expiration of the Interim Facility, the maximum credit available under the Existing Facility will remain $750 million. In addition, the Company and New Century Mortgage Corporation, a wholly-owned subsidiary of the Company (“NCMC”), entered into a Guaranty with BofA with respect to the Interim Facility. The Master Repurchase Agreement and Guaranty are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report and are incorporated herein by reference.

On December 11, 2003, NCMC and NCCC entered into Amendment No. 2 to the Amended and Restated Master Loan and Security Agreement with Morgan Stanley Mortgage Capital Inc. (the “Morgan Facility”). The purpose of the amendment was to extend the term of the Morgan Facility from December 13, 2003 to January 13, 2003. The amendment is filed as Exhibit 10.3 to this Current Report and is incorporated herein by reference.

ITEM 7.	EXHIBITS

(c)	Exhibits.

Exhibit No.	Description of Exhibit

10.1	Master Repurchase Agreement, dated as of December 2, 2003, between Bank of America, N.A. and NC Capital Corporation

10.2	Guaranty Agreement, dated as of December 2, 2003, between New Century Financial Corporation, New Century Mortgage Corporation and Bank of America, N.A.

10.3	Amendment No. 2 to the Amended and Restated Master Loan and Security Agreement, dated as of December 11, 2003, among NC Capital Corporation, New Century Mortgage Corporation and Morgan Stanley Mortgage Capital Inc.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW CENTURY FINANCIAL CORPORATION

December 22, 2003	By:	/s/ Robert K. Cole
Robert K. Cole
Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Master Repurchase Agreement, dated as of December 2, 2003, between Bank of America, N.A. and NC Capital Corporation

10.2	Guaranty Agreement, dated as of December 2, 2003, among New Century Financial Corporation, New Century Mortgage Corporation and Bank of America, N.A.

10.3	Amendment No. 2 to the Amended and Restated Master Loan and Security Agreement, dated as of December 11, 2003, among NC Capital Corporation, New Century Mortgage Corporation and Morgan Stanley Mortgage Capital Inc.